Exhibit 99.1

                   Comcast Reports Third Quarter 2003 Results

               Consolidated Revenue Increased to $4.546 Billion
           Consolidated Operating Income Increased to $493 Million
         Consolidated Operating Cash Flow Increased to $1.632 Billion

             Comcast Cable Reports Pro Forma Operating Cash Flow
                       Growth of 35.3% to $1.6 Billion
                 Cable Operating Cash Flow Margin Reached 37%
               Cable Operating Income Increased to $534 Million


 Comcast Increases Guidance for High-Speed Internet Subscriber Additions for
                     2003 to 1.7 Million From 1.6 Million
       High-Speed Internet Subscribers Increased 472,700 to 4.9 Million
          Digital Cable Subscribers Increased 318,300 to 7.3 Million

                 Exceptional Progress Made In Debt Reduction
                Debt Reduced by Nearly $5 Billion Year to Date


    PHILADELPHIA, Oct. 30 /PRNewswire-FirstCall/ -- Comcast Corporation (Nasdaq: CMCSA, CMCSK) today reported results for the quarter ended
September 30, 2003. Comcast will discuss third quarter results on a conference call and webcast today at 10:30 AM Eastern Time. A live broadcast of the conference call will be available on the investor relations website at www.cmcsa.com or www.cmcsk.com.

    Brian L. Roberts, president and CEO of Comcast Corporation said, "As we approach the one year anniversary of our acquisition of AT&T Broadband we cannot be more excited about the progress we have made in integrating the new cable systems and the potential for continued growth from our unparalleled cable footprint. We delivered another quarter of exceptional financial and operational results. Operating cash flow from our cable business exceeded $1.6 billion this quarter, a 35% increase over the prior year and our operating cash flow margin continues its rapid improvement from 30% last year to 37% this quarter. Our business strategy is producing better than expected results.

    "Demand for our high-speed Internet service is stronger than ever. In the third quarter, we added more than 472,000 new high-speed Internet customers, a terrific result representing an over 39% increase from last year's third quarter. We had more new customer additions during the first nine months of this year than in the entire year of 2002. We are, once again, increasing our guidance for high-speed Internet subscribers for 2003, from 1.6 million to 1.7 million net additions and expect to end 2003 with approximately 5.3 million high speed Internet subscribers."

    Mr. Roberts continued, "Our video business is also strong as we continue to add basic subscribers and to enhance our video offering with digital services such as video on demand, high-definition television and soon, digital video recorders. We added more than 318,000 Comcast Digital Cable customers in the quarter, nearly doubling the number of new digital customer additions from the second quarter of 2003."

    Mr. Roberts concluded, "While the performance of our operating team has been impressive, we have also made significant progress in strengthening our balance sheet and accelerating our debt reduction plan, primarily as a result of the sale of our interest in QVC. With the upgrade of our networks almost complete, we have set the stage for continued growth in revenue and operating cash flow and for significant free cash flow generation."


    Comcast Cable Results

    Comcast Cable results for the quarter ended September 30, 2003 are presented on a pro forma basis. Pro forma cable results adjust only for acquisitions and are presented as if the acquisition of AT&T Broadband completed in November 2002 was effective on January 1, 2002. Please refer to Table 7-A and B for reconciliation of historical and pro forma data.

    Pro forma cable revenue for the quarter ended September 30, 2003 was $4.374 billion, representing an 8.4% increase over the $4.035 billion in the third quarter of 2002. This increase reflected a 10.9% increase in Comcast's historical systems and a more modest 6.8% increase in the acquired cable systems. Pro forma operating income before depreciation and amortization (Operating Cash Flow) for the quarter was $1.620 billion, an increase of 35.3% over the $1.198 billion for the same period of 2002. Pro forma results include $107 million of acquisition and employee termination-related costs incurred by AT&T Broadband in the third quarter of 2002. Excluding these costs, pro forma cable operating cash flow grew 24.2%. Pro forma operating cash flow margin reached 37.0% this quarter, up significantly from the 29.7% in the third quarter of 2002. Pro forma cable operating income was $534 million in the third quarter compared to pro forma operating income of $112 million in the third quarter of 2002.

    Pro forma video revenue increased 5.4% in the third quarter of 2003 compared with the prior year quarter driven by increases in average monthly revenue per basic subscriber and growth in Digital Cable revenue, offset by basic subscriber losses in the acquired systems during 2002. In the third quarter, Comcast Cable added 800 basic cable subscribers, a significant improvement over the combined loss of 133,700 subscribers in the third quarter of 2002. This increase reflects continued gains in the acquired cable systems of 22,700 - a marked turnaround from the third quarter of 2002 when those systems lost 131,100 subscribers. Our Digital Cable customer base grew by 16.6% and average monthly revenue per digital subscriber was $15.09 during the third quarter of 2003 compared to $14.57 in the third quarter of 2002 as a result of re-pricing and repackaging of the digital products in the acquired systems. Pro forma high-speed Internet service revenue for the third quarter of 2003 increased 48.1% over the prior year quarter to $586 million, reflecting a nearly 50% increase in the customer base and average revenue per subscriber of $42.25 in the third quarter, up slightly from $42.22 in the prior-year period. Pro forma cable phone revenue declined 11.5% from the third quarter of 2002 to $189 million, reflecting a decrease in subscribers and average monthly revenue per subscriber as a result of our reduced marketing efforts. At the same time, Comcast has been successful in achieving profitability for this product line. Pro forma advertising revenue increased 7.2% over the prior year quarter to $276 million, reflecting 18.7% growth in regional/national advertising as a result of the continuing success of our regional interconnects, and growth of 1.5% in a soft local advertising market.

    Comcast Cable added over 318,000 Digital Cable subscribers to end the third quarter with 7.273 million Digital Cable subscribers, a pro forma increase of 16.6% over the same prior year period, representing a subscriber penetration rate of 34.0%. Comcast Cable continued to enhance its Digital Cable offering by expanding availability of video-on-demand (VOD) and high-definition television (HDTV). VOD is now available to 31% of our subscribers including customers in Philadelphia, Boston, Baltimore and Los Angeles. VOD availability is expected to increase to over 50% of our subscribers by the end of this year. Comcast Cable's HDTV deployment is ahead of schedule, having already reached the year-end goal to have HDTV available to 65% of our subscribers. Comcast now plans to have HDTV available to nearly 75% of subscribers by the end of this year. To further enhance Digital Cable, Comcast plans to roll out Digital Video Recorder (DVR) service beginning in the fourth quarter of 2003 and to have DVRs available to all of the Company's subscribers by the end of 2004.

    In the third quarter, Comcast Cable added 472,700 high-speed Internet customers, a pro forma increase in net additions of 39.4% over the same prior year period and nearly 35% above the second quarter of 2003, to finish the third quarter with 4.861 million subscribers, representing a penetration rate of 14.5%. More than 84% of the homes in Comcast's footprint, or over 33 million homes, now have access to high-speed Internet service. This represents the addition of over 1.3 million homes to the service's footprint during the third quarter. Subscriber growth during the fourth quarter is expected to be driven by continuing increases in penetration, expansion of the service's footprint to 34 million homes, and expanded retail distribution to more than 4,000 retail outlets.

    In the third quarter, cable capital expenditures totaled $1.045 billion as Comcast Cable completed the rebuild of over 14,800 miles of plant to end the quarter with nearly 92% of its footprint upgraded to provide two-way digital and high-speed Internet services. The acquired systems are now 89% upgraded to deliver two-way digital cable and high-speed Internet service, up from 85% at June 30, 2003. With nearly 43,000 miles upgraded by September 30, 2003, the rebuild is well ahead of schedule and the company now expects to upgrade approximately 53,000 miles of plant this year. By the end of the year, Comcast will have 95% of its network upgraded, 15% ahead of its original goal. This accelerated rebuild will be accomplished while maintaining our original capital expenditure guidance of $4 billion. Comcast expects to complete its network upgrade in 2004.


    Content and Other

    Comcast's content businesses include E! Networks (E! Entertainment and Style), Comcast-Spectacor, The Golf Channel, Outdoor Life Network, and G4. In the third quarter, Comcast's content businesses reported revenue of $173 million, a 17.5% increase over the third quarter of 2002 and operating cash flow of $50 million, an increase of 48.8% from the $33 million reported in the third quarter of 2002. Operating cash flow reflected increases in distribution and advertising revenues at each of the cable channels offset by continued funding for expansion of Outdoor Life and G4.

    Other primarily includes corporate overhead and eliminations between our businesses and reported an operating cash flow loss of $38 million in the third quarter of 2003.


    Consolidated Results

    The Company's consolidated results include all acquisitions as of the date of their closing. The Company acquired AT&T Broadband in November 2002 adding over 13 million cable subscribers to our customer base. Comcast sold its 57% ownership interest in QVC in September 2003. QVC's results are presented as discontinued operations for all periods presented.

    For the three months ended September 30, 2003, the Company reported consolidated revenues of $4.546 billion, as compared to $1.698 billion reported in the third quarter of 2002. Consolidated operating cash flow increased to $1.632 billion from the $642 million reported in the third quarter of 2002. Increases in revenue, operating cash flow, depreciation and amortization and interest expense primarily reflect the acquisition of AT&T Broadband in November 2002. For the three months ended September 30, 2003, the Company reported operating income of $493 million compared to operating income of $271 million in the third quarter of 2002. The Company reported a consolidated net loss from continuing operations of $153 million or $0.07 per share as compared to net income from continuing operations of $24 million or $0.03 per share in the third quarter of 2002. Contributing to the net loss in 2003 was the impact of the acquisition of AT&T Broadband and $182 million in investment losses primarily related to the Company's position in Liberty Media. Please refer to Table 7-A, B and C of this release for a reconciliation of historical and pro forma data and for details regarding non-operating items. For the three months ended September 30, 2003, the Company reported net income of $3.176 billion or $1.41 per share, driven by the gain on the sale of our 57% stake in QVC.

    Pro forma consolidated results are presented as if the acquisition of AT&T Broadband was effective on January 1, 2002. For the third quarter of 2003, the Company reported pro forma consolidated revenues of $4.546 billion, an 8.8% increase from the $4.177 billion in the third quarter of 2002. Pro forma consolidated operating cash flow for the third quarter of 2003 was $1.632 billion, a 36.9% increase from the $1.192 billion in the prior year quarter. Included in the third quarter of 2002 is $107 million of acquisition and employee termination related costs incurred by AT&T Broadband in the third quarter of 2002. Excluding these costs, pro forma consolidated operating cash flow grew 25.7%. Pro forma consolidated operating income was $493 million, as compared to operating income of $44 million in the third quarter of 2002.


    Balance Sheet and Liquidity

    During the third quarter, Comcast continued to make significant progress to strengthen its balance sheet and liquidity position. At September 30, 2003, Comcast's total debt was $30.4 billion, including $5.4 billion of exchangeable notes collateralized by equity securities that the Company owns, resulting in debt excluding exchangeables reaching $25.0 billion at September 30, 2003. The Company reduced total debt by $1.7 billion during the quarter primarily through the use of cash proceeds from the sale of QVC. On September 17, 2003 Comcast completed the sale of QVC, receiving 217.7 million shares of Liberty Media common stock and, after a series of transactions, $4.35 billion in cash and $1 billion of Liberty Media notes. The remaining cash proceeds from the sale of QVC will be used to pay income taxes and to further reduce the amount of debt outstanding.


    Financial Guidance 2003

    The Company is increasing its guidance for high-speed Internet subscriber net additions to 1.7 million from 1.6 million net additions to finish 2003 with approximately 5.3 million high-speed Internet subscribers. As a result of the Company's reduced marketing efforts and focus on telephone service profitability Comcast now expects to lose approximately 175,000 Comcast Cable phone customers this year, a modest adjustment from the original expectation of up to a 150,000 telephone customer decline. The Company reaffirms all other guidance for 2003 for its cable and content businesses.


    This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could significantly affect actual results from those expressed in any such forward-looking statements. Readers are directed to Comcast's Annual Report on Form 10-K for a description of such risks and uncertainties.


    Comcast Corporation will host a conference call with the financial community today, October 30, 2003 at 10:30 a.m. Eastern Time (ET). The conference call will be broadcast live on the Company's Investor Relations website at www.cmcsa.com or www.cmcsk.com. A recording of the call will be available on the Investor Relations websites starting at 12:30 p.m. ET on October 30, 2003.

    Those parties interested in participating via telephone should dial
(847) 619-6818. A telephone replay will begin immediately following the call until October 31, 2003 at midnight ET. To access the rebroadcast, please dial
(630) 652-3000 and enter passcode number 7746406.


    To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to e-mail Alerts.


    Comcast Corporation (www.comcast.com) is principally involved in the development, management and operation of broadband cable networks and in the provision of programming content. The Company is the largest cable company in the United States, serving more than 21 million cable subscribers. The Company's content businesses include majority ownership of Comcast Spectacor, Comcast SportsNet, E! Entertainment Television, Style, The Golf Channel, Outdoor Life Network and G4. Comcast Class A common stock and Class A Special common stock trade on The NASDAQ Stock Market under the symbols CMCSA and CMCSK, respectively.



                               Comcast Corporation
                                     TABLE 1
            Condensed Consolidated Statement of Operations (Unaudited)
                   (amounts in millions, except per share data)


                                         Three Months Ended Nine Months Ended
                                           September 30,      September 30,
                                            2003     2002      2003     2002

    Service revenues                       $4,546   $1,698   $13,606   $5,102

    Operating, selling, general and
     administrative expenses                2,914    1,056     8,934    3,171

    Operating cash flow                     1,632      642     4,672    1,931

    Depreciation and amortization           1,139      371     3,460    1,091

    Operating Income                          493      271     1,212      840

    Interest expense                         (565)    (172)   (1,579)    (535)
    Investment loss, net                     (182)     (47)     (418)    (702)
    Other income (expense), net                12       (4)       38      (67)
                                             (735)    (223)   (1,959)  (1,304)

    Income (Loss) from Continuing
     Operations before Income                (242)      48      (747)    (464)
          Taxes and Minority Interest

    Income tax benefit (expense)              103      (27)      231      123
    Minority interest                         (14)       3       (85)     (23)

    Income (Loss) from Continuing
     Operations                              (153)      24      (601)    (364)

    Income from discontinued operations,
     net of tax (1)                            39       52       168      141
    Gain on discontinued operations, net
     of tax (1)                             3,290        -     3,290        -

    Net Income (Loss)                      $3,176      $76    $2,857    ($223)

    Basic and Diluted earnings (loss) per
     common share

          Income (loss) from continuing
           operations                      ($0.07)   $0.03    ($0.27)  ($0.38)

          Income from discontinued
           operations                        0.02     0.05      0.08     0.15

          Gain on discontinued operations    1.46        -      1.46        -

          Net income (loss) per common
           share                            $1.41    $0.08     $1.27   ($0.23)

    Basic weighted average number of
     common shares outstanding              2,257      953     2,256      952

    Diluted weighted average number of
     common shares outstanding              2,257      959     2,256      952


    (1) On September 17, 2003 the Company completed the sale of its approximate 57% interest in QVC, Inc. Accordingly, the results have been presented as discontinued operations.


                               Comcast Corporation
                                     TABLE 2
                Condensed Consolidated Balance Sheet (Unaudited)
                              (dollars in millions)


                                           September 30,      December 31,
                                                2003              2002
    ASSETS

     CURRENT ASSETS
        Cash and cash equivalents              $3,245              $505
        Investments                             2,982             3,258
        Accounts receivable, net                  850               862
        Other current assets                      537               380
        Current assets of discontinued
         operations and assets held for
         sale                                       -             2,094

             Total current assets               7,614             7,099

     INVESTMENTS                               15,463            15,174

     PROPERTY AND EQUIPMENT, net               18,194            18,381

     FRANCHISE RIGHTS AND GOODWILL             63,586            64,784

     OTHER NONCURRENT ASSETS - including
      other intangible assets, net              4,959             6,095

     NON-CURRENT ASSETS OF DISCONTINUED
      OPERATIONS                                    -             1,595

                                             $109,816          $113,128

    LIABILITIES AND STOCKHOLDERS' EQUITY

     CURRENT LIABILITIES
        Accounts payable, accrued
         expenses and other current
         liabilities                           $7,050            $7,637
        Short-term debt and current
         portion of long-term debt              1,221             5,398
        Current portion of exchangeable
         debt                                   1,844             1,555
        Current liabilities of
         discontinued operations                    -               816
             Total current liabilities         10,115            15,406

     LONG-TERM DEBT, less current portion      23,754            24,052
     LONG-TERM EXCHANGEABLE DEBT, less
      current portion                           3,562             3,904

     OTHER NONCURRENT LIABILITIES &
      MINORITY INTEREST                        31,147            30,514

     NON-CURRENT LIABILITIES & MINORITY
      INTEREST OF DISCONTINUED OPERATIONS           -               923

     STOCKHOLDERS' EQUITY                      41,238            38,329

                                             $109,816          $113,128


        Note:
        The value of certain assets and liabilities in the November 2002 AT&T Broadband acquisition are based on preliminary valuations and are subject to adjustment as additional information is obtained, including reports from valuation specialists and information related to the cost of terminating or meeting contractual obligations.


                               Comcast Corporation
                                     TABLE 3
            Condensed Consolidated Statement of Cash Flows (Unaudited)
                              (dollars in millions)

                                                        Nine Months Ended
                                                          September 30,
                                                     2003               2002

    OPERATING ACTIVITIES
        Net cash provided by operating
         activities from continuing operations       $2,519            $1,643

    FINANCING ACTIVITIES
      Proceeds from borrowings                        9,377               876
      Retirements and repayments of debt            (13,675)           (1,801)
      Other, net                                         (3)               70

        Net cash used in financing activities
         from continuing operations                  (4,301)             (855)

    INVESTING ACTIVITIES
      Capital expenditures                           (3,093)           (1,035)
      Proceeds from restructuring of TWE
       investment                                     2,100                 -
      Proceeds from sales of investments                977               734
      Proceeds from sale of Liberty Notes             3,000                 -
      Proceeds from sale of discontinued
       operations and assets held for sale            1,875                 -
      Other, net                                       (337)             (291)

         Net cash provided by (used in) investing
          activities from continuing operations       4,522              (592)


    INCREASE IN CASH AND CASH EQUIVALENTS             2,740               196

    CASH AND CASH EQUIVALENTS, beginning
     of period                                          505               214

    CASH AND CASH EQUIVALENTS, end of
     period                                          $3,245              $410


                              Comcast Corporation
                                    TABLE 4
         Pro Forma Financial Data by Business Segment (Unaudited) (1)
                             (dollars in millions)

                                            (2)
                                           Cable   Content Other   Total

    Three Months Ended September 30, 2003
    Revenues                                $4,374   $173    ($1)   $4,546
    Operating Cash Flow                     $1,620    $50   ($38)   $1,632
    Operating Income (Loss)                   $534    $14   ($55)     $493
    Operating Cash Flow Margin               37.0%  28.9%      NM    35.9%
    Capital Expenditures (6)                $1,045     $4    $32    $1,081

    Three Months Ended September 30, 2002
    Revenues                                $4,035   $148    ($6)   $4,177
    Operating Cash Flow (3)                 $1,198    $33   ($39)   $1,192
    Operating Income (Loss)                   $112    ($7)  ($61)      $44
    Operating Cash Flow Margin (3)           29.7%  22.8%      NM    28.5%
    Capital Expenditures (5)                $1,411     $2     $5    $1,418

    Nine Months Ended September 30, 2003
    Revenues                               $12,984   $635   ($14)  $13,605
    Operating Cash Flow                     $4,638   $169  ($135)   $4,672
    Operating Income (Loss)                 $1,339    $61  ($188)   $1,212
    Operating Cash Flow Margin               35.7%  26.6%      NM    34.3%
    Capital Expenditures (6)                $3,045    $14    $34    $3,093

    Nine Months Ended September 30, 2002
    Revenues                               $11,888   $547   ($25)  $12,410
    Operating Cash Flow (3)                 $3,421   $145  ($115)   $3,451
    Operating Income (Loss) (4)           ($16,325)   $37  ($198) ($16,486)
    Operating Cash Flow Margin (3)           28.8%  26.6%      NM    27.8%
    Capital Expenditures (5)                $3,789    $13    $11    $3,813

    (1) See Non-GAAP and Other Financial Measures in Table 7. Historical financial data by business segment, as required under generally accepted accounting principles, is available in the Company's quarterly report on Form 10-Q. Financial data has been adjusted to reflect QVC as discontinued operations.

    (2) Pro forma financial data includes the results of AT&T Broadband acquired in November 2002 (acquired systems). Pro forma financial data excludes the results of the 314,000 cable subscribers sold to Bresnan Communications in March 2003 and excludes the results of the net reduction of 16,000 subscribers associated with the cable system exchange with Insight Communications in February 2003.

    (3) Included for the three and nine months ended September 30, 2002 are acquisition & employee termination related costs of $107 and $295 million, respectively, incurred by AT&T Broadband prior to the acquisition of AT&T Broadband by Comcast.

    (4) Includes $16.525 billion impairment charge related to the write down of AT&T Broadband goodwill and cable franchise rights.

    (5) For acquired systems, includes capital expenditures made since January 1, 2002.

    (6) Our Cable segment's capital expenditures are comprised of the following categories:

                                                               Recurring
                                                   YTD          Capital
                                           3Q03  09/30/03     Percentage*
    Customer Premise Equipment (CPE)        $381  $1,148        15%-25%
    Scalable Infrastructure                   92     227        2%-10%
    Line Extensions                           62     173           -
    Upgrade/Rebuild                          376   1,135        20%-30%
    Support Capital                          134     362          100%
    Total                                 $1,045  $3,045

    CPE includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues (e.g. digital converters). Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g. headend equipment). Line extensions include network costs associated with entering new service areas (e.g. fiber/coaxial cable). Upgrade/rebuild includes costs to enhance or replace existing fiber/coaxial cable networks, including recurring betterments. Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles).

    * Represents an estimate of the recurring capital expenditures for each of the above components.

                               Comcast Corporation
                                     TABLE 5
           Pro Forma Data - Cable Segment Components (Unaudited) (1)(2)
     (dollars in millions, except average revenue per basic subscriber data)

                                 Historical       Acquired
                                Systems (3)      Systems (3)        Total
    Three Months Ended
     September 30                2003    2002    2003    2002    2003    2002
    Revenues:
    Video (4)                  $1,249  $1,180  $1,771  $1,685  $3,020  $2,865
    High-Speed Internet           244     156     342     235     586     391
    Phone                           6       6     183     205     189     211
    Advertising                   102      93     174     165     276     258
    Other (5)                      65      63      87     106     152     169
    Franchise Fees                 52      50      99      91     151     141
    Total Revenues             $1,718  $1,548  $2,656  $2,487  $4,374  $4,035
    Average Total Revenue per
     Basic Subscriber          $67.16  $60.72  $68.80  $64.43  $68.14  $62.74
    Average Video Revenue per
     Basic Subscriber          $48.83  $46.31  $45.87  $43.67  $47.05  $44.71

    Operating Cash Flow (6)      $742    $647    $878    $551  $1,620  $1,198
    Operating Income (Loss)      $409    $338    $125   ($226)   $534    $112
    Operating Cash Flow Margin
     (6)                        43.2%   41.7%   33.0%   22.2%   37.0%   29.7%
    Capital Expenditures (8)     $324    $322    $721  $1,089  $1,045  $1,411
    Operating Cash Flow
     (Deficit), Net of Capital
     Expenditures                $418    $325    $157   ($538)   $575   ($213)

                            Historical         Acquired
                           Systems (3)        Systems (3)           Total
    Nine Months Ended
     September 30           2003    2002    2003      2002     2003      2002
    Revenues:
    Video (4)             $3,735  $3,515  $5,303    $5,065   $9,038    $8,580
    High-Speed Internet      677     415     949       637    1,626     1,052
    Phone                     17      18     601       576      618       594
    Advertising              304     274     493       465      797       739
    Other (5)                189     184     263       311      452       495
    Franchise Fees           157     152     296       276      453       428
    Total Revenues        $5,079  $4,558  $7,905    $7,330  $12,984   $11,888
    Average Total Revenue
     per Basic Subscriber $66.08  $59.58  $68.54    $62.67   $67.55    $61.24
    Average Video Revenue
     per Basic Subscriber $48.60  $45.98  $45.97    $43.29   $47.02    $44.35

    Operating Cash Flow
     (6)                  $2,155  $1,897  $2,483    $1,524   $4,638    $3,421
    Operating Income
     (Loss) (7)           $1,198    $997    $141  ($17,322)  $1,339  ($16,325)
    Operating Cash Flow
     Margin (6)            42.4%   41.6%   31.4%     20.8%    35.7%     28.8%
    Capital Expenditures
     (8)                  $1,009  $1,011  $2,036    $2,778   $3,045    $3,789
    Operating Cash Flow
     (Deficit), Net of
     Capital
      Expenditures        $1,146    $886    $447   ($1,254)  $1,593     ($368)


    (1)  See Non-GAAP and Other Financial Measures in Table 7.

    (2) Pro forma financial data includes the results of AT&T Broadband acquired in November 2002 (acquired systems). Pro forma financial data excludes the results of the 314,000 cable subscribers sold to Bresnan Communications in March 2003 and excludes the results of the net reduction of 16,000 subscribers associated with the cable system exchange with Insight Communications in February 2003.

    (3) Historical systems represent those cable businesses operated by the Company prior to the acquisition of AT&T Broadband. The acquired systems represent those cable businesses acquired from AT&T.

    (4) Video revenues consist of our basic, expanded basic, premium, pay-per-view, equipment and digital services.

    (5) Other revenues include installation revenues, guide revenues, commissions from electronic retailing, regional sports programming networks, revenues from our digital media center and other product offerings of AT&T Broadband in 2002.

    (6) Included for the three and nine months ended September 30, 2002 are acquisition & employee termination related costs of $107 and $295 million, respectively, incurred by AT&T Broadband prior to the acquisition of AT&T Broadband by Comcast.

    (7) Includes $16.525 billion impairment charge related to the write down of AT&T Broadband goodwill and cable franchise rights.

    (8) For acquired systems, includes capital expenditures made since January 1, 2002.

                             Comcast Corporation
                                   TABLE 6
              Pro Forma Data - Cable Segment (Unaudited) (1)(2)


                                           Historical Systems (3)
                                     3Q03             2Q03          3Q02
    Cable
    Homes Passed (000's)           14,447.2        14,364.2      14,139.3
    Subscribers (000's)             8,514.6         8,536.5       8,504.9
    Penetration                        58.9%           59.4%         60.2%
    Quarterly Net Subscriber
     Additions (000's)                (21.9)          (23.1)         (2.6)

    Digital Cable
    "Digital Ready"
     Subscribers (000's)            8,514.6         8,536.5       8,478.4
    Subscribers (000's)             2,550.2         2,417.6       2,113.5
    Penetration                        30.0%           28.3%         24.9%
    Quarterly Net Subscriber
     Additions (000's)                132.6            94.9         131.3
    Monthly Average Revenue
     per Subscriber                  $15.08          $15.47        $15.52

    High-Speed Internet
    "Available" Homes (000's)      13,631.1        13,424.7      12,061.1
    Subscribers (000's)             2,072.0         1,881.8       1,338.8
    Penetration                        15.2%           14.0%         11.1%
    Quarterly Net Subscriber
     Additions (000's)                190.2           163.6         169.7
    Monthly Average Revenue
     per Subscriber                  $41.22          $42.31        $41.34

    Phone
    "Available" Homes (000's)         453.7           355.5         274.6
    Subscribers (000's)                39.4            38.5          38.7
    Penetration                         8.7%           10.8%         14.1%
    Quarterly Net Subscriber
     Additions (000's)                  0.9             0.5          (1.9)
    Monthly Average Revenue
     per Subscriber                  $51.19          $49.58        $50.03

    Total Revenue Generating
     Units (000's) (4)             13,176.2        12,874.4      11,995.9


                               Comcast Corporation
                                     TABLE 6
                Pro Forma Data - Cable Segment (Unaudited) (1)(2)

                                             Acquired Systems (3)
                                     3Q03            2Q03          3Q02
    Cable
    Homes Passed (000's)           25,299.6        25,224.7      24,640.8
    Subscribers (000's)            12,883.4        12,860.7      12,831.9
    Penetration                        50.9%           51.0%         52.1%
    Quarterly Net Subscriber
     Additions (000's)                 22.7            36.2        (131.1)

    Digital Cable
    "Digital Ready"
     Subscribers (000's)           12,883.4        12,860.7      12,831.9
    Subscribers (000's)             4,723.2         4,537.5       4,123.6
    Penetration                        36.7%           35.3%         32.1%
    Quarterly Net Subscriber
     Additions (000's)                185.7            67.4         277.8
    Monthly Average Revenue
     per Subscriber                  $15.10          $15.18        $14.08

    High-Speed Internet
    "Available" Homes (000's)      19,803.7        18,698.9      16,830.0
    Subscribers (000's)             2,789.0         2,506.5       1,914.6
    Penetration                        14.1%           13.4%         11.4%
    Quarterly Net Subscriber
     Additions (000's)                282.5           187.3         169.3
    Monthly Average Revenue
     per Subscriber                  $43.02          $44.11        $42.83

    Phone
    "Available" Homes (000's)       8,928.7         8,808.4       8,039.0
    Subscribers (000's)             1,272.4         1,328.0       1,322.9
    Penetration                        14.3%           15.1%         16.5%
    Quarterly Net Subscriber
     Additions (000's)                (55.6)          (52.8)        102.7
    Monthly Average Revenue
     per Subscriber                  $46.87          $49.16        $53.75

    Total Revenue
     Generating Units (000's) (4)  21,668.0        21,232.7      20,193.0

                               Comcast Corporation
                                     TABLE 6
                Pro Forma Data - Cable Segment (Unaudited) (1)(2)

                                                   Total

                                     3Q03            2Q03          3Q02

    Cable
    Homes Passed (000's)           39,746.8        39,588.9      38,780.1
    Subscribers (000's)            21,398.0        21,397.2      21,336.8
    Penetration                        53.8%           54.0%         55.0%
    Quarterly Net Subscriber
     Additions (000's)                  0.8            13.1        (133.7)

    Digital Cable
    "Digital Ready"
     Subscribers (000's)           21,398.0        21,397.2      21,310.3
    Subscribers (000's)             7,273.4         6,955.1       6,237.1
    Penetration                        34.0%           32.5%         29.3%
    Quarterly Net Subscriber
     Additions (000's)                318.3           162.3         409.1
    Monthly Average Revenue
     per Subscriber                  $15.09          $15.28        $14.57

    High-Speed Internet
    "Available" Homes (000's)      33,434.8        32,123.6      28,891.1
    Subscribers (000's)             4,861.0         4,388.3       3,253.4
    Penetration                        14.5%           13.7%         11.3%
    Quarterly Net Subscriber
     Additions (000's)                472.7           350.9         339.0
    Monthly Average Revenue
     per Subscriber                  $42.25          $43.34        $42.22

    Phone
    "Available" Homes (000's)       9,382.4         9,163.9       8,313.6
    Subscribers (000's)             1,311.8         1,366.5       1,361.6
    Penetration                        14.0%           14.9%         16.4%
    Quarterly Net Subscriber
     Additions (000's)                (54.7)          (52.3)        100.8
    Monthly Average Revenue
     per Subscriber                  $46.99          $49.17        $53.63

    Total Revenue Generating
     Units (000's) (4)             34,844.2        34,107.1      32,188.9

    (1) See Non-GAAP and Other Financial Measures in Table 7.

    (2) Pro forma financial data includes the results of AT&T Broadband acquired in November 2002 (acquired systems). Pro forma financial data excludes the results of the 314,000 cable subscribers sold to Bresnan Communications in March 2003 and excludes the results of the net reduction of 16,000 subscribers associated with the cable system exchange with Insight Communications in February 2003. Pro forma subscriber data includes 6,100 subscribers acquired from Telemedia, Inc. in June 2003, 16,600 subscribers acquired from ATM in July 2003 and 16,000 subscribers acquired from Millennium Inc. in September 2003.

    (3) Historical systems represent those cable businesses operated by the Company prior to the acquisition of AT&T Broadband. The acquired systems represent those cable businesses acquired from AT&T.

    (4) The sum total of all primary analog video, digital video, high-speed Internet and phone customers, but excluding additional outlets.


                             Comcast Corporation
                                   TABLE 7

    Non-GAAP and Other Financial Measures

    Prior to the first quarter of 2003, we described the performance measure, operating income before depreciation and amortization, as Operating Cash Flow. In the first quarter of 2003, we referred to the same measure as EBITDA (earnings before interest, taxes, depreciation and amortization) in response to new guidance on Non-GAAP measures provided by the SEC in Regulation G and amendments to Item 10 of Regulation S-K. In the second quarter, we reverted back to describing this measure as Operating Cash Flow based on additional guidance provided by the SEC staff. This is only a change in terminology. We have not changed the calculation of this measure.

    Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow is an additional performance measure used as an indicator of our ability to service debt and make strategic investments. We use Debt Excluding Exchangeables as a measure of debt that will require cash from future operations or financings. We also adjust certain historical data on a pro forma basis following significant acquisitions or dispositions to enhance comparability.

    Operating Cash Flow is defined as operating income before depreciation and amortization and impairment charges, if any, related to fixed and intangible assets. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors use this measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant component of our annual incentive compensation programs. We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.

    As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow for our business segments is not a "non-GAAP financial measure" as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Operating Cash Flow is a non-GAAP financial measure.

    Free Cash Flow, which is a non-GAAP financial measure, is defined as Operating Cash Flow less net interest, cash paid for taxes, and capital expenditures. As such, it is unaffected by fluctuations in working capital levels from period to period. It can also be computed as cash provided by operating activities less capital expenditures adjusted for the change in operating assets and liabilities, net of acquisitions.

    Debt Excluding Exchangeables, which is a non-GAAP financial measure, refers to the aggregate amount of our consolidated debt and capital lease obligations less the amount of notes that are collateralized by securities that we own.

    Pro forma data is used by management to evaluate performance when significant acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions (or dispositions) occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.

    Operating Cash Flow and Free Cash Flow should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Debt Excluding Exchangeables should not be considered as a substitute for Total Debt. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.

    Following are quantitative reconciliations of Free Cash Flow, Debt Excluding Exchangeables, Consolidated Operating Cash Flow, and, although not required by Regulation G, reconciliations of business segment Operating Cash Flow and pro forma data.


                             Comcast Corporation
                             TABLE 7-A continued
     Reconciliations of Historical and Pro Forma Data by Business Segment
                                 (Unaudited)
                            (dollars in millions)


                                Historical (1)

    Three Months Ended
     September 30, 2003    Cable        Content    Other        Total
    Revenues               $4,374         $173       ($1)      $4,546
    Operating expenses
     (excluding depreciation
     & amortization)        2,754          123        37        2,914
    Operating Cash Flow    $1,620          $50      ($38)      $1,632
    Depreciation and
     amortization           1,086           36        17        1,139
    Operating income
     (loss)                  $534          $14      ($55)        $493
    Capital expenditures   $1,045           $4       $32       $1,081


    Three Months Ended
     September 30, 2002     Cable        Content   Other        Total
    Revenues               $1,548         $148       $2         $1,698
    Operating expenses
     (excluding depreciation
     & amortization)          903          115       38          1,056
    Operating Cash Flow      $645          $33     ($36)          $642
    Depreciation and
     amortization             309           40       22            371
    Operating income
     (loss)                  $336          ($7)    ($58)          $271
    Capital expenditures     $322           $2       $5           $329


    Nine Months Ended
      September 30, 2003   Cable        Content    Other        Total
    Revenues              $12,985         $635     ($14)       $13,606
    Operating expenses
     (excluding depreciation
     & amortization)        8,347          466      121          8,934
    Operating Cash Flow    $4,638         $169    ($135)        $4,672
    Depreciation and
     amortization           3,299          108       53          3,460
    Operating income
     (loss)                $1,339          $61    ($188)        $1,212
    Capital expenditures   $3,045          $14      $34         $3,093


    Nine Months Ended
     September 30, 2002     Cable        Content   Other         Total
    Revenues               $4,558          $547     ($3)        $5,102
    Operating expenses
     (excluding depreciation
     & amortization)        2,662           402     107          3,171
    Operating Cash Flow    $1,896          $145   ($110)        $1,931
    Depreciation and
     amortization             900           108      83          1,091
    Impairment charge           -             -       -              -
    Operating income
     (loss)                  $996           $37   ($193)          $840
    Capital expenditures   $1,011           $13     $11         $1,035


                             Comcast Corporation
                             TABLE 7-A continued
     Reconciliations of Historical and Pro Forma Data by Business Segment
                                 (Unaudited)
                            (dollars in millions)

                                       Adjustments (2)
    Three Months Ended
     September 30, 2003              Cable         Other      Pro forma
    Revenues                           -              -        $4,546
    Operating expenses
     (excluding depreciation
     & amortization)                   -              -         2,914
    Operating Cash Flow                -              -        $1,632
    Depreciation and amortization      -              -         1,139
    Operating income (loss)            -              -          $493
    Capital expenditures               -              -        $1,081

                                     Adjustments (2)
    Three Months Ended
     September 30, 2002            Cable          Other    Pro forma
    Revenues                      $2,487            ($8)       $4,177
    Operating expenses
     (excluding depreciation
     & amortization)               1,934             (5)        2,985
    Operating Cash Flow             $553            ($3)       $1,192
    Depreciation and amortization    777              -         1,148
    Operating income (loss)        ($224)           ($3)          $44
    Capital expenditures          $1,089              -        $1,418

                                     Adjustments (2)
    Nine Months Ended
     September 30, 2003            Cable          Other     Pro forma
    Revenues                          (1)             -       $13,605
    Operating expenses
     (excluding depreciation
     & amortization)                  (1)             -         8,933
    Operating Cash Flow                -              -        $4,672
    Depreciation and amortization      -              -         3,460
    Operating income (loss)            -              -        $1,212
    Capital expenditures               -              -        $3,093

                                     Adjustments (2)
    Nine Months Ended
     September 30, 2002            Cable          Other    Pro forma
    Revenues                      $7,330           ($22)      $12,410
    Operating expenses
     (excluding depreciation
     & amortization)               5,805            (17)        8,959
    Operating Cash Flow           $1,525            ($5)       $3,451
    Depreciation and amortization  2,321              -         3,412
    Impairment charge             16,525              -        16,525
    Operating income (loss)     ($17,321)           ($5)     ($16,486)
    Capital expenditures          $2,778              -        $3,813

   Reconciliation of Total Debt to Debt Excluding Exchangeables (Unaudited)
                            (dollars in millions)

    As of September 30, 2003
    Current portion of long-term debt                 $3,065
    Long-term debt                                    27,316
    Total Debt                                       $30,381
    Exchangeable debt                                  5,406
    Debt excluding exchangeables                     $24,975

    (1) Historical amounts have been adjusted to reflect QVC as discontinued operations.

    (2) Pro forma data is only adjusted for timing of the acquisitions (or dispositions) and for acquisitions does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses.

                               Comcast Corporation
                               TABLE 7-B continued
    Reconciliations of Cable Segment Historical and Pro Forma Data (Unaudited)
                              (dollars in millions)

    Three Months Ended
     December 31, 2002           Historical    Adjustments (1)  Pro forma
    Revenues                         $2,792          $1,357        $4,149
    Operating expenses
     (excluding depreciation
     & amortization)                  1,890           1,211         3,101
    Operating Cash Flow                 902             146         1,048
    Depreciation and amortization       770             421         1,191
    Operating income (loss)            $132          ($275)        ($143)


    Three Months Ended
     September 30, 2002          Historical   Adjustments (1)   Pro forma
    Revenues                         $1,548          $2,487        $4,035
    Operating expenses
     (excluding depreciation
     & amortization)                    901           1,936         2,837
    Operating Cash Flow                 647             551         1,198
    Depreciation and amortization       309             777         1,086
    Operating income (loss)            $338          ($226)          $112

    Three Months Ended
     June 30, 2002               Historical    Adjustments (1)  Pro forma
    Revenues                         $1,541          $2,468        $4,009
    Operating expenses
     (excluding depreciation
     & amortization)                    888           1,944         2,832
    Operating Cash Flow                 653             524         1,177
    Depreciation and amortization       298             785         1,083
    Impairment charge                     -          16,525        16,525
    Operating income (loss)            $355       ($16,786)     ($16,431)

    Three Months Ended
     March 31, 2002              Historical    Adjustments (1)  Pro forma
    Revenues                         $1,469          $2,375        $3,844
    Operating expenses
     (excluding depreciation
     & amortization)                    872           1,926         2,798
    Operating Cash Flow                 597             449         1,046
    Depreciation and amortization       293             759         1,052
    Operating income (loss)            $304          ($310)          ($6)

    (1) Pro forma data is only adjusted for timing of the acquisitions (or dispositions) and for acquisitions does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses.


                               Comcast Corporation
                               TABLE 7-C continued
        Reconciliation of Net Income (Loss) to Free Cash Flow  (Unaudited)
                   (dollars in millions, except per share data)

                                             Three Months Ended
                                                September 30,
                                          2003                2002
                                    $           per        $        per
                                              share (3)          share (3)
    Net Income (Loss)
     as reported                 $3,176        $1.41     $76       $0.08
      Discontinued Operations,
       net of tax                (3,329)       (1.47)    (52)      (0.05)
      Non-operating items,
       net of tax (1)               120         0.05      30        0.03
    Net Income (Loss)
     as adjusted                   ($33)      ($0.01)    $54       $0.06


    Items to reconcile net
     income (loss) as adjusted
     to Operating Cash Flow:
      Depreciation & amortization 1,139         0.50     371        0.39
      Interest expense              565         0.25     172        0.18
      Income tax expense            (39)       (0.02)     45        0.04
    Operating Cash Flow          $1,632        $0.72    $642       $0.67


                                        2003                  2002
    Operating Cash Flow          $1,632       $1,632    $642        $642
    Less:
      Interest, net (2)            (556)        (556)   (155)       (155)
      Cash Paid for Income Taxes    (14)         (14)     (1)         (1)
      Change in Operating Assets
        & Liabilities, net
        of acquisitions            (254)                 329
    Net Cash Provided by
     Operating Activities          $808                 $815
       Less:  Capital
        Expenditures                          (1,081)               (329)
    Free Cash Flow                              ($19)               $157



                                             Nine Months Ended
                                               September 30,
                                        2003                  2002
                                    $         per         $          per
                                            share (3)             share (3)
    Net Income (Loss)
     as reported                 $2,857      $1.27     ($223)     ($0.23)
      Discontinued Operations,
       net of tax                (3,458)     (1.53)     (141)      (0.15)
      Non-operating items,
       net of tax (1)               302       0.13       515        0.54
    Net Income (Loss)
     as adjusted                  ($299)    ($0.13)     $151       $0.16

    Items to reconcile
     net income (loss)
     as adjusted to
     Operating Cash Flow:
      Depreciation &
       amortization               3,460       1.53     1,091         1.15
      Interest expense            1,579       0.70       535         0.56
      Income tax expense            (68)     (0.03)      154         0.16
    Operating Cash Flow          $4,672      $2.07    $1,931        $2.03


                                        2003                  2002
    Operating Cash Flow          $4,672    $4,672     $1,931       $1,931
    Less:
      Interest, net (2)          (1,624)   (1,624)      (489)        (489)
      Cash Paid for Income Taxes    (67)      (67)       (11)         (11)
      Change in Operating Assets
       & Liabilities, net
       of acquisitions             (462)                 212
    Net Cash Provided by
     Operating Activities        $2,519               $1,643
       Less: Capital
        Expenditures                       (3,093)                 (1,035)
    Free Cash Flow                          ($112)                   $396



                                               Three Months Ended
                                                  September 30,

    (1) Detail of non-operating           2003                 2002
        items:                       $      per share (3)  $    per share (3)
         Investment (income)
          expense - mark to market
          adjustments on trading
          securities, derivatives
          and hedged items, net     $213        $0.09      $47      $0.05
         Investment (income)
          expense - (gain) loss on
          sales and exchanges of
          investments                 (4)        -           -       -
         Investment expense -
          investment impairment
          losses (4)                   -         -           6       0.01
         All other, net (5)          (25)       (0.01)      (5)     (0.01)
           Total non-operating
            items                    184         0.08       48       0.05
         Tax effect                  (64)       (0.03)     (18)     (0.02)
         Non-operating items,
          net of tax                $120        $0.05      $30      $0.03



                                              Nine Months Ended
                                                September 30,

    (1) Detail of non-operating           2003                 2002
        items:                       $      per share (3)  $    per share (3)
         Investment (income)
          expense - mark to market
          adjustments on trading
          securities, derivatives
          and hedged items, net     $477       $0.21      $393      $0.41
         Investment (income)
          expense - (gain) loss on
          sales and exchanges of
          investments                (26)      (0.01)      101       0.11
         Investment expense -
          investment impairment
          losses (4)                  70        0.03       227       0.24
         All other, net (5)          (56)      (0.02)       71       0.07
           Total non-operating
            items                    465        0.21       792       0.83
         Tax effect                 (163)      (0.08)     (277)     (0.29)
         Non-operating items,
          net of tax                $302       $0.13      $515      $0.54


    (2) Includes interest expense net of interest income and excludes non-cash interest and subsidiary preferred dividends.

    (3) Diluted weighted average shares outstanding for the three and nine months ended September 30, 2003 were 2,257 billion and 2,256 billion, respectively. Diluted weighted average shares outstanding for the three and nine months ended September 30, 2002 were 959 million and 952 million, respectively.

    (4) We record losses on our investments for which we have determined that a decline in value of the investment was considered other than temporary.

    (5) Includes investment, interest and dividend income, equity in net (income) losses of affiliates, other income (expense) and minority interest.



SOURCE  Comcast Corporation
    -0-                             10/30/2003
    /CONTACT: Marlene S. Dooner, Vice President, Investor Relations, +1-215-981-7392; Leslie A. Arena, Director, Investor Relations,
+1-215-981-8511; or Daniel J. Goodwin, Director, Investor Relations, +1-215-981-7518, all of Comcast Corporation/
    /Web site:  http://www.cmcsa.com
                http://www.cmcsk.com /
    (CMCSK CMCSA)

CO:  Comcast Corporation
ST:  Pennsylvania
IN:  ENT TVN CPR ITE
SU:  ERN CCA MAV